Exhibit 99.3

                                                          Contact: Paul V. Maier
                                                       Senior Vice President and
                                                         Chief Financial Officer
                                                                  (858) 550-7573

        LIGAND ANNOUNCES PLANS FOR $135 MILLION CONVERTIBLE DEBT OFFERING

   -- PROCEEDS TO BE USED TO RESTRUCTURE AVINZA LICENSE AND SUPPLY AGREEMENT,
             FOR A PARTIAL BUY BACK OF LIGAND SHARES OWNED BY ELAN,
                     AND FOR GENERAL CORPORATE PURPOSES --

     SAN DIEGO, CA - NOVEMBER 12, 2002 - Ligand Pharmaceuticals Incorporated (Nasdaq: LGND) announced today that it intends to offer approximately $135 million of five-year convertible subordinated notes to "qualified institutional buyers" pursuant to the exemption from registration provided under Rule 144A of the Securities Act of 1933. The notes will be convertible into shares of Ligand common stock at a price to be determined. Ligand's goal is to complete the offering over the next several weeks.

     "Ligand intends to use the net proceeds of this offering to complete the restructuring of our AVINZA license and supply agreement with Elan, to complete a partial buy back of Ligand shares owned by Elan, as security for the notes for the first two years, and for general corporate purposes," said Paul V. Maier, Ligand's senior vice president and chief financial officer.

     This press release does not constitute an offer to sell or buy securities. Neither the convertible notes being offered nor the shares of Ligand common stock issuable upon conversion of the notes have been registered under U.S. or state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

ABOUT LIGAND

     Ligand discovers, develops and markets new drugs that address critical unmet medical needs of patients in the areas of cancer, skin diseases, men's and women's hormone-related diseases, osteoporosis, metabolic disorders, and cardiovascular and inflammatory diseases. Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to Intracellular Receptors (IRs) and Signal Transducers and Activators of Transcription (STATs).

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CAUTION REGARDING FORWARD-LOOKING STATEMENTS

     This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. These statements include those related to Ligand's proposed securities offering. Actual events or results may differ from Ligand's expectations. There can be no assurance that Ligand will be able to complete the offering. Additional information concerning these and other risk factors affecting Ligand's business can be found in prior press releases as well as in Ligand's public periodic filings with the Securities and Exchange Commission, available via Ligand's web site at HTTP://WWW.LIGAND.COM. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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